Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202491

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$750,000,000	$750,000,000	$87,150

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus Dated March 4, 2015)

$750,000,000

HARLEY-DAVIDSON, INC.

$450,000,000 3.500% Senior Notes due 2025

$300,000,000 4.625% Senior Notes due 2045

We are offering two series of notes consisting of $450,000,000 aggregate principal amount of 3.500% Senior Notes due July 28, 2025 (the “2025 notes”) and $300,000,000 aggregate principal amount of 4.625% Senior Notes due July 28, 2045 (the “2045 notes” and, together with the 2025 notes, the “notes”). We will pay interest on the notes semiannually in arrears on January 28 and July 28 of each year, beginning on January 28, 2016. The 2025 notes will mature on July 28, 2025 and the 2045 notes will mature on July 28, 2045, in each case unless earlier repurchased or redeemed. We may redeem the notes of either series in whole or in part at any time at the applicable redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.” If we experience a change of control triggering event as described in this prospectus supplement, unless we have exercised our right to redeem the notes, we will be required to offer to repurchase the notes from holders at 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

The notes will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of the notes is a new issue of securities with no established trading market. We currently have no intention to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system.

Investing in the notes involves risks, including those described or referred to in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Public Offering Price(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us(1)
Per 2025 note	99.449%	0.450%	98.999%
Total	$447,520,500	$2,025,000	$445,495,500
Per 2045 note	99.774%	0.875%	98.899%
Total	$299,322,000	$2,625,000	$296,697,000

(1)	Plus accrued interest, if any, from July 28, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about July 28, 2015.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	J.P. Morgan

Senior Co-Manager

US Bancorp

Co-Managers

BMO Capital Markets	CastleOak Securities, L.P.	MUFG

Mizuho Securities	TD Securities	Wells Fargo Securities

July 23, 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized. We and the underwriters have not authorized anyone else to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized is accurate as of any date other than the date on the front of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement supplements the description in the accompanying prospectus under “Description of Debt Securities,” and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Except as used in “Description of the Notes,” as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the company” and “Harley-Davidson” refer to Harley-Davidson, Inc. and its consolidated subsidiaries. References in this prospectus supplement to “dollars” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized should educate themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized before making your investment decision.

“Harley-Davidson” and the Bar and Shield logo are among the trademarks of H-D U.S.A., LLC, a subsidiary of Harley-Davidson. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized may also contain trademarks, service marks, copyrights and trade names of other companies.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov or on our website located at http://www.harley-davidson.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

In addition, we are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we terminate the offering of the securities pursuant to this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly report on Form 10-Q for the quarter ended March 29, 2015; and

•	our current reports on Form 8-K dated February 3, 2015, April 25, 2015, July 23, 2015 and July 23, 2015.

Notwithstanding the foregoing, documents or portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Harley-Davidson, Inc.

Attn: Secretary

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

You should not assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

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CAUTIONARY NOTE FOR FORWARD-LOOKING INFORMATION

The company intends that certain matters discussed in this prospectus supplement are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus supplement. These risks and uncertainties include, among other things, our ability to:

•	execute our business strategy;

•	manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events;

•	accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices;

•	balance production volumes for our new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices;

•	continue to develop the capabilities of our distributors and dealers and manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand;

•	successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to us and within our expectations;

•	effect repurchases of our common stock at share prices that are within our expectations;

•	consummate our pending asset purchase transaction with Fred Deeley Imports, Ltd. and certain of its affiliates and complete the transition to the new direct distribution model in Canada on the timing, for the costs and at the foreign currency exchange rates that are within our expectations;

•	prevent a cybersecurity breach involving digital consumer, employee or dealer personal data;

•	manage the impact that prices for used motorcycles may have on retail sales of new motorcycles;

•	manage risks that arise through expanding international manufacturing, operations and sales;

•	manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles;

•	manage changes and prepare for requirements in legislative and regulatory environments for our products, services and operations;

•	manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters;

•	detect any issues with our motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation;

•	develop and introduce products, services and experiences that are successful in the marketplace;

•	develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace;

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•	implement and manage enterprise-wide information technology solutions, including solutions at our manufacturing facilities;

•	continue to realize production efficiencies at our production facilities and manage operating costs including materials, labor and overhead;

•	execute our flexible production strategy;

•	continue to manage the relationships and agreements that we have with our labor unions to help drive long-term competitiveness;

•	adjust to healthcare inflation and reform, pension reform and tax changes;

•	retain and attract talented employees;

•	continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital;

•	manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services, Inc.’s loan portfolio; and

•	address other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents that we file with the SEC.

In addition, we could experience delays or disruptions in our operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Further, actual foreign currency exchange rates may vary from underlying assumptions.

Our ability to sell our motorcycles and related products and services and to meet our financial expectations also depends on the ability of our independent dealers to sell our motorcycles and related products and services to retail customers. We depend on the capability and financial capacity of our independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from us.

In addition, our independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

You are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are only made as of the date of this prospectus supplement, the accompanying prospectus or the applicable document incorporated by reference, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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SUMMARY

This summary highlights information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It is not complete and may not contain all of the information that you should consider before investing in our notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

Our Company

Harley-Davidson, Inc. is the parent company for the groups of companies doing business as Harley-Davidson Motor Company (“HDMC”) and Harley-Davidson Financial Services (“HDFS”). We operate in two reportable segments: the Motorcycles & Related Products (“motorcycles”) reportable segment and the financial services reportable segment. Our reportable segments are strategic business units that offer different products and services and are managed separately based on the fundamental differences in their operations.

The motorcycles reportable segment consists of HDMC which designs, manufactures and sells at wholesale street-legal Harley-Davidson motorcycles as well as a line of motorcycle parts, accessories, general merchandise and related services. HDMC manufactures six platforms of motorcycles: Touring, Dyna®, Softail®, Sportster®, V-Rod® and Street. Our products are sold to retail customers through a network of independent dealers. HDMC conducts business on a global basis, with sales in the following regions: North America, Europe/Middle East/Africa (EMEA), Asia-Pacific and Latin America.

The financial services reportable segment consists of HDFS, which provides wholesale and retail financing and insurance and insurance-related programs primarily to Harley-Davidson dealers and their retail customers. HDFS conducts business principally in the United States and Canada.

Recent Developments

Results and Financial Condition as of and for the Quarter and Six Months Ended June 28, 2015

Three-Month Results

Our second quarter 2015 diluted earnings per share (“EPS”) were $1.44 compared to EPS of $1.62 in the year-ago period. Second quarter net income was $299.8 million on consolidated revenue of $1.82 billion compared to net income of $354.2 million on consolidated revenue of $2.00 billion in the year-ago period. Our second quarter results reflect our decision in April to lower motorcycle shipments from initial projections for 2015 in light of currency-driven competitive pressures in the United States and our commitment to manage supply in line with demand.

Dealer new motorcycle sales were down 1.4% worldwide for the second quarter compared to the year-ago period, but gained momentum as the quarter progressed. Dealers worldwide sold 88,931 new Harley-Davidson motorcycles in the second quarter of 2015 compared to 90,218 motorcycles in the year-ago period. In the United States, dealers sold 57,790 new Harley-Davidson motorcycles in the second quarter compared to 58,225 motorcycles in the year-ago period. In international markets, dealers sold 31,141 new Harley-Davidson motorcycles during the second quarter compared to 31,993 motorcycles in the year-ago period, with sales up 16.6% in the Asia-Pacific region and down 8.9% in the EMEA region, 2.6% in the Latin America region and 9.9% in Canada compared to the year-ago period.

Operating income from the motorcycles reportable segment decreased 19.6% to $380.6 million during the second quarter compared to operating income of $473.3 million in the year-ago period. Operating income in the quarter was impacted primarily by lower motorcycle shipments and unfavorable foreign currency exchange.

Second quarter revenue from motorcycles decreased 11.6% to $1.31 billion compared to revenue of $1.48 billion in the year-ago period. We shipped 85,172 motorcycles to dealers and distributors worldwide during the second quarter compared to shipments of 92,217 motorcycles in the year-ago period.

Revenue from motorcycle parts and accessories was $256.8 million during the second quarter, down 5.4% from the year-ago period, and revenue from general merchandise was $77.5 million, up 1.5% compared to the year-ago period.

Gross margin was 39.2% in the second quarter of 2015 compared to 39.5% in the year-ago period. Second quarter operating margin for the motorcycles reportable segment was 23.1% compared to operating margin of 25.8% in the year-ago period.

Six-Month Results

Through the first six months of 2015, our net income was $569.7 million on consolidated revenue of $3.50 billion compared to net income of $620.1 million on consolidated revenue of $3.73 billion in the year-ago period. Six-month 2015 EPS were $2.71, down 3.9% from EPS of $2.82 in the year-ago period.

Through the first six months of 2015, dealers sold 145,592 new Harley-Davidson motorcycles worldwide compared to 147,633 motorcycles in the year-ago period, with retail unit sales down 0.7% in the United States, up 7.8% in the Asia-Pacific region, and down 7.7% in the EMEA region, 1.2% in the Latin America region and 4.8% in Canada compared to the year-ago period.

Through the first six months of 2015, we shipped 164,761 motorcycles to dealers and distributors worldwide, a 4.7% decrease compared to the year-ago period. Six-month 2015 revenue from motorcycles was down 8.0% to $2.56 billion, revenue from parts and accessories decreased 6.2% to $440.7 million and revenue from general merchandise increased 2.5% to $143.9 million compared to the year-ago period. Gross margin through the first six months of 2015 was 39.1% and operating margin was 23.0% compared to 38.6% and 24.1% respectively in the year-ago period.

Financial Services Reportable Segment Results

Operating income from the financial services reportable segment was $81.9 million in the second quarter of 2015, a 10.0% increase compared to operating income of $74.4 million in the year-ago period. Second quarter financial services segment results reflect higher net interest income. Through the first six months of 2015, operating income from the financial services segment was $146.6 million compared to operating income of $137.6 million in the year ago period.

Income Tax Rate

Through the first six months of 2015, our effective income tax rate was 34.9% compared to 35.3% in the year-ago period.

Cash Flow

Cash and marketable securities totaled $1.30 billion at the end of the second quarter compared to $1.06 billion at the end of last year’s second quarter. During the first six months of 2015, we generated cash from operating activities of $613.9 million compared to $570.6 million in the year-ago period.

2015 Share Repurchase Authorization

On June 17, 2015, we disclosed that our board of directors had authorized us to repurchase up to an additional 15.0 million shares of our common stock with no dollar limit (the “2015 repurchase authorization”).

The 2015 repurchase authorization is in addition to the share repurchases that we are authorized to make under prior share repurchase authorizations. As of June 16, 2015, 15.9 million shares remained under the prior share repurchase authorizations.

We intend to use the proceeds of this offering to repurchase shares of our common stock from time to time through the remainder of 2015 pursuant to these share repurchase authorizations. These repurchases will be in addition to already planned repurchases, which we had expected to be in line with repurchases we made in the second half of 2014. See “Use of Proceeds.”

Our headquarters are located at 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, and our telephone number is (414) 342-4680.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Harley-Davidson, Inc. and not to its subsidiaries.

Issuer	Harley-Davidson, Inc.

Securities Offered	$450,000,000 aggregate principal amount of 3.500% notes due 2025 and $300,000,000 aggregate principal amount of 4.625% notes due 2045.

Maturity Dates	The 2025 notes will mature on July 28, 2025, and the 2045 notes will mature on July 28, 2045.

Interest Rates	The 2025 notes will bear interest at a rate of 3.500% per year, and the 2045 notes will bear interest at a rate of 4.625% per year.

Interest Payment Dates	Interest on the notes will be payable semiannually in arrears on January 28 and July 28 of each year, beginning on January 28, 2016.

Optional Redemption	We may redeem the 2025 notes, in whole or in part, at any time prior to April 28, 2025 (the date that is three months prior to the maturity date of the 2025 notes) and the 2045 notes, in whole or in part, at any time prior to January 28, 2045 (the date that is six months prior to the maturity date of the 2045 notes), in each case, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement), plus 20 basis points, in the case of the 2025 notes, and 25 basis points, in the case of the 2045 notes, plus, in either case, accrued and unpaid interest on the notes being redeemed to the redemption date.

In addition, at any time on or after April 28, 2025 (the date that is three months prior to the maturity date of the 2025 notes), with respect to the 2025 notes, and January 28, 2045 (the date that is six months prior to the maturity date of the 2045 notes), with respect to the 2045 notes, we may redeem some or all of the applicable series of notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to the redemption date.

See “Description of the Notes—Optional Redemption.”

Offer to Repurchase Upon Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement) with respect to a series of notes, unless we have exercised our right to redeem the notes as described above by giving irrevocable notice on or prior to the 30th day after the date on which such Change of Control Triggering Event occurs, each holder of the applicable series of notes will have the right to require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount of the notes repurchased plus accrued and unpaid interest, if any, to the repurchase date as described more fully under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Ranking	The notes will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 29, 2015, we had $5.9 billion of outstanding indebtedness on a consolidated basis, all of which was indebtedness of our subsidiaries to which the notes would have ranked structurally junior. See “Description of the Notes—Ranking.”

Certain Covenants	The indenture governing the notes will, among other things, limit our and our subsidiaries ability to:

•	incur secured indebtedness;

•	enter into certain sale and leaseback transactions;

•	transfer certain of our assets to unrestricted subsidiaries; and

•	enter into certain mergers, consolidations and transfers of all or substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of Debt Securities—Certain Restrictive Covenants” and “—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of Proceeds	We intend to use the proceeds from this offering to fund repurchases of our common stock from time to time pursuant to our authorized share repurchase programs. See “Use of Proceeds.”

Denominations	The notes will be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Form of Notes	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, as described under the heading “Description of the Notes—Delivery and Form.”

Further Issues	We may, without the consent of the holders of any series of notes, “reopen” any series of notes and issue additional debt securities that have the same terms as the applicable series of notes being offered by this prospectus supplement (except for the issue date and, in some cases, the public offering price and the first interest payment date), as described under “Description of the Notes—Principal Amount; Maturity.” These additional debt securities, together with the applicable series of notes offered by this prospectus supplement, would constitute a single series of debt securities under the indenture.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement before deciding whether to invest in the notes.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investing in the notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, you should consider carefully the following factors relating to us and the notes before making an investment in the notes offered hereby. If any of the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of the notes. You may lose all or part of your original investment.

Risks Related to the Notes

The notes are effectively subordinated to any of our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness, nor does it prohibit any of our subsidiaries from incurring additional liabilities. The terms of the indenture will limit our ability to incur additional secured debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations will be subject to numerous exceptions. See “Description of Debt Securities—Certain Restrictive Covenants” in the accompanying prospectus.

As of March 29, 2015, we had $5.9 billion of outstanding indebtedness on a consolidated basis, all of which was indebtedness of our subsidiaries. After giving effect to the issuance of the notes and the use of proceeds of that issuance, our total consolidated indebtedness would have been $6.7 billion as of March 29, 2015.

The notes are our obligations only, and substantially all of our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic,

financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes do not restrict our ability to incur additional unsecured debt or prohibit us from taking other action that could negatively impact holders of the notes.

We will not be restricted under the terms of the indenture or the notes from incurring additional unsecured indebtedness. The terms of the indenture will limit our ability and the ability of certain of our subsidiaries to incur secured debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations will be subject to numerous exceptions. See “Description of Debt Securities—Certain Restrictive Covenants” in the accompanying prospectus. In addition, the indenture and the notes will not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing our securities or transferring assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due, causing a loss in the trading value of your notes, if any, and increasing the risk that the credit rating of the notes is lowered or withdrawn.

We may not have sufficient cash to repurchase the notes upon the occurrence of a “Change of Control Triggering Event.”

As described under “Description of the Notes—Offer to Repurchase upon Change of Control Triggering Event,” we will generally be required to offer to repurchase all of the notes upon the occurrence of a Change of Control Triggering Event. We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the notes under such circumstances. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. If we are unable to repurchase the notes as required upon the occurrence of a Change of Control Triggering Event, it would result in an event of default under the indenture. A default under the indenture, or the Change of Control Triggering Event itself, could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

We cannot assure you that active trading markets will develop for the notes.

Each series of the notes is a new issue of securities for which there is currently no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes of each series after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that active trading markets will develop for the notes. If active trading markets do not develop or are not maintained, the market prices and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at favorable prices.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the market price for similar securities;

•	market interest rates;

•	the liquidity of the market in which the notes trade; and

•	the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at a price below the price you paid for them.

Ratings of the notes may not reflect all risks of an investment in the notes.

Any ratings of the notes will primarily reflect our financial strength. A rating of the notes is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We may choose to redeem the notes of any series prior to maturity.

We may redeem some or all of the notes of either series at any time as described under “Description of the Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be approximately $740.9 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the proceeds from this offering to fund repurchases of our common stock from time to time pursuant to our authorized share repurchase programs.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three months ended March 29, 2015 and for each of the years in the five-year period ended December 31, 2014.

	Three Months Ended March 29, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratios of earnings to fixed charges	9.5x	8.5x	6.3x	4.9x	3.9x	2.1x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

CAPITALIZATION

The following table sets forth, as of March 29, 2015, our consolidated cash and cash equivalents, debt and total shareholders’ equity on an actual basis and as adjusted to give effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds.” You should read the table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At March 29, 2015
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$1,168,724	$1,168,724

Debt
Unsecured commercial paper	$70,329	$70,329
Asset-backed Canadian commercial paper conduit facility	154,035	154,035
Medium term notes	3,933,337	3,933,337
Term asset-backed securitization debt(1)	1,770,777	1,770,777
2025 notes offered hereby	—	450,000
2045 notes offered hereby	—	300,000

Total debt	5,928,478	6,678,478

Shareholders’ equity
Common stock	3,445	3,445
Additional paid-in capital	1,286,991	1,286,991
Retained earnings	8,663,427	8,663,427
Accumulated other comprehensive loss	(522,161)	(522,161)
Treasury stock, at cost	(6,495,862)	(7,236,735)

Total shareholders’ equity	2,935,840	2,194,967

Total capitalization	$8,864,318	$8,873,445

Notes:

(1)	On May 27, 2015, we issued $500.0 million of secured notes through a term asset-backed securitization transaction at a weighted average interest rate of 0.88%. The March 29, 2015 capitalization does not reflect the effects of that issuance, which resulted in a $500.0 million increase (less transaction-related fees) in both term asset-backed securitization debt and cash. The proceeds of the securitization transaction were used to fund a new portfolio of promissory notes and security agreements and retail installment sale contracts and for general corporate purposes, which may include the repayment of indebtedness.

DESCRIPTION OF THE NOTES

General

For purposes of the accompanying prospectus, the notes are “senior debt securities.” We refer you to the “Description of Debt Securities” in the accompanying prospectus, which you should read carefully. The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent with the description in the accompanying prospectus replaces, that description. Except as otherwise defined in this prospectus supplement, capitalized definitional terms used in this prospectus supplement have the meanings specified in the accompanying prospectus.

The notes will be issued under an indenture, to be dated as of July 28, 2015, between us and The Bank of New York Mellon Trust Company, N.A. In this prospectus supplement, we refer to such indenture, as modified by one or more supplemental indentures or officers’ certificates to be entered into in connection with the issuance of the notes, as the “indenture.” The Bank of New York Mellon Trust Company, N.A. will be the trustee for the notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a summary of certain terms of the notes and the indenture, but do not purport to be complete. The descriptions are qualified in their entirety by reference to the indenture, a form of which has been filed as an exhibit to the registration statement relating to this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

As used in this section, “we,” “our” and “us” refer to Harley-Davidson, Inc. and not to its subsidiaries.

Principal Amount; Maturity

We will issue the 3.500% Senior Notes due 2025 (the “2025 notes”) and the 4.625% Senior Notes due 2045 (the “2045 notes” and, together with the 2025 notes, the “notes”) as separate series of senior debt securities under the indenture. The 2025 notes will initially be limited in aggregate principal amount to $450,000,000 and will mature on July 28, 2025, unless earlier repurchased or redeemed. The 2045 notes will initially be limited in aggregate principal amount to $300,000,000 and will mature on July 28, 2045, unless earlier repurchased or redeemed. If the maturity date or any earlier Change of Control Payment Date or redemption for either series of notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

The notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders of a series of the notes, “reopen” the notes of such series and issue additional debt securities that have the same terms as the notes of such series (except for the issue date and, in some cases, the public offering price and the first interest payment date). These additional debt securities, together with the applicable series of notes offered by this prospectus supplement, would constitute a single series of debt securities under the indenture; provided, however, that a separate CUSIP and ISIN will be issued for any additional notes unless the additional notes and the notes of such series offered under this prospectus supplement are fungible for U.S. federal income tax purposes.

Interest

The 2025 notes will bear interest at a rate of 3.500% per year and the 2045 notes will bear interest at a rate of 4.625% per year. Interest on the notes will accrue from July 28, 2015 and will be payable semiannually in arrears on January 28 and July 28 of each year to the holders of record at the close of business on the January 14 and July 14 (whether or not that date is a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The first interest payment date will be January 28, 2016. If any interest payment date is not a business day, the payment of interest will be made on the next succeeding business day and no additional interest will accrue for the period from and after such date to the next succeeding business day.

Ranking

The notes will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; effectively junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries.

As of March 29, 2015, we had $5.9 billion of outstanding indebtedness on a consolidated basis, all of which was indebtedness of our subsidiaries.

Optional Redemption

We may redeem the 2025 notes, in whole or in part, at any time prior to April 28, 2025 (the date that is three months prior to the maturity date of the 2025 notes) and the 2045 notes, in whole or in part, at any time prior to January 28, 2045 (the date that is six months prior to the maturity date of the 2045 notes), in each case, at our option, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed; and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below), plus 20 basis points, in the case of the 2025 notes, and 25 basis points, in the case of the 2045 notes, plus, in either case, accrued and unpaid interest on the notes being redeemed to the redemption date.

In addition, at any time on or after April 28, 2025 (the date that is three months prior to the maturity date of the 2025 notes), with respect to the 2025 notes, and January 28, 2045 (the date that is six months prior to the maturity date of the 2045 notes), with respect to the 2045 notes, we may redeem some or all of the applicable series of notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to the redemption date.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and (2) two primary U.S. Government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

We will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the notes of the applicable series to be redeemed, the redemption date and the redemption price.

If we choose to redeem less than all of the notes of a series, then we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes of such series to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate and in accordance with applicable depository procedures, the notes of that series to be redeemed in part.

If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of the notes of a series called for redemption on the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

In addition to the foregoing, we may at any time and from time to time purchase notes in the open market or otherwise, subject to compliance with all applicable securities laws.

Notwithstanding anything to the contrary in the foregoing, notice of any redemption to the holders of the notes may, in our discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption will describe each such condition and, if applicable, will state that, in our discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

Sinking Fund

The notes will not be entitled to any sinking fund.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described under “—Optional Redemption” by giving irrevocable notice of redemption in accordance with the indenture on or prior to the 30th day after the date on which such Change of Control Triggering Event occurs, each holder of the notes of such series will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due and owing on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or, in the case of a notice mailed prior to the date of consummation of a Change of Control, no earlier than 30 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the occurrence of the Change of Control Triggering Event on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries, other than any such transaction or series of related transactions where holders of our Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee Person representing a majority of the voting power of the transferee Person’s Voting Stock immediately after giving effect thereto;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) the adoption by our shareholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the applicable series of notes, the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for such notes at the commencement of any Trigger Period, the rating from such Rating Agency will be deemed to have been lowered, and the rating from such Rating Agency with respect to the notes will be deemed to be below Investment Grade, during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agencies” means (i) each of Moody’s, S&P and Fitch; and (ii) if any one or more of Moody’s, S&P or Fitch (or any replacement thereof appointed pursuant to this definition) ceases to rate the applicable notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act that we select as a replacement for each such agency; provided that we shall give notice of any such replacement to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Harley-Davidson and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Harley-Davidson and its subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Defeasance

The defeasance provisions of Article Thirteen of the indenture will apply to each series of notes. See “Description of Debt Securities—Covenant Defeasance and Satisfaction and Discharge of a Series” in the accompanying prospectus.

Delivery and Form

The notes of each series will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of, DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). The notes will be available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only. Unless and until certificated notes for any series are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a note shall be entitled to receive a definitive certificate representing a note. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the senior notes for all purposes of the indenture.

Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.

Clearstream. Clearstream Banking, société anonyme, is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear Bank S.A./N.V. was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law, govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the operations and procedures of DTC, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for its accuracy. These operations and procedures are solely within the control of DTC, Clearstream and Euroclear, as applicable, and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Clearstream, Euroclear or their respective participants to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. PROSPECTIVE PURCHASERS ARE ENCOURAGED TO CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the U.S. Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, governmental bodies or agencies and instrumentalities thereof, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, controlled foreign corporations, passive foreign investment companies, or investors in pass through entities, including partnerships and Subchapter S corporations. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, notes held for investment). This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the notes are encouraged to consult their tax advisors.

Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental, or, in certain circumstances, it is significantly more likely than not that such contingency will not occur. We intend to take the position that the contingencies on the notes (for example, your right to require us to purchase the notes upon a Change of Control Triggering Event, as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event”) will not cause the “contingent payment debt instrument” rules of the Treasury regulations to apply. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the notes, and could also cause any gain from the sale or other disposition of a note to be treated as ordinary income rather than as capital gain. Beneficial owners of the notes are encouraged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes that the notes will not be considered to be contingent payment debt instruments.

U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•	an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”) have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest

All of the notes bear interest at a fixed rate. Moreover, we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for federal income tax purposes must include interest on the notes in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Sale, Exchange, or Other Disposition

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income; and

•	the U.S. Holder’s adjusted tax basis in the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. U.S. Holders are subject to certain limitations on the deductibility of their capital losses.

Unearned Income Medicare Contribution Tax

A 3.8% Medicare contribution tax will be imposed on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property (such as the notes), less certain deductions.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to payments of principal and interest on the notes to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of the notes. In addition, a U.S. Holder may be subject to a backup withholding tax on such payments that are subject to information reporting if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”). In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a U.S. citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest

Subject to the discussion below under “–Information Reporting and Backup Withholding” and “– Foreign Account Tax Compliance,” payments of interest on a note to any Non-U.S. Holder will not generally be subject to U.S. federal income tax or withholding provided that the person that otherwise would be required to withhold U.S. federal income tax from payments on the notes receives a required certification from the Non-U.S. Holder (as discussed below) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest on the notes in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies to the Non-U.S. Holder, as income attributable to a permanent establishment of the Non-U.S. Holder in the United States).

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or suitable substitute form) under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a United States person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, the certification requirements provide that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or suitable substitute form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

Any payments to a Non-U.S. Holder of interest that do not qualify for the exemption from withholding described in the preceding paragraphs and that are not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable income tax treaty). To claim a reduction or exemption under an applicable income tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. tax, a properly completed IRS Form W-8BEN or IRS W-8BEN-E, as applicable, (or a suitable substitute form).

Any interest earned on a note that is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax.

Non-U.S. Holders are encouraged to consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or Other Disposition

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” any gain (other than an amount representing accrued but unpaid interest, which is treated as described above in “—Non-U.S. Holders—Taxation of Interest”) recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a redemption or retirement) of a note generally will not be subject to U.S. federal income tax or withholding unless:

•	the gain is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or

•	in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

In the case of a Non-U.S. Holder whose gain is described in the first bullet point above, any such gain will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Any payments of interest on the notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

Any payments of interest on the notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable, (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a note by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable, (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a note by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a note by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax will be imposed on interest paid with respect to the notes (and payments of proceeds from the sale or other disposition of notes after December 31, 2016) to “foreign financial institutions” (including non-U.S. investment funds) or “non-financial foreign entities” (each as defined in the Code), unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury Regulations, may modify these requirements. A non-financial foreign entity generally will need to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Prospective investors are encouraged to consult their own tax advisors regarding the application of FATCA to investments in the notes.

UNDERWRITING

We intend to offer the notes through the underwriters named below for whom Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the principal amount of the notes of each series listed opposite their names below:

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2045 Notes
Citigroup Global Markets Inc.	$121,500,000	$81,000,000
Goldman, Sachs & Co.	121,500,000	81,000,000
J.P. Morgan Securities LLC	121,500,000	81,000,000
U.S. Bancorp Investments, Inc.	18,000,000	12,000,000
BMO Capital Markets Corp.	11,250,000	7,500,000
CastleOak Securities, L.P.	11,250,000	7,500,000
Mitsubishi UFJ Securities (USA), Inc.	11,250,000	7,500,000
Mizuho Securities USA Inc.	11,250,000	7,500,000
TD Securities (USA) LLC	11,250,000	7,500,000
Wells Fargo Securities, LLC	11,250,000	7,500,000

Total	$450,000,000	$300,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and other legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters have advised us that they propose to initially offer the notes at the prices indicated on the cover of this prospectus supplement, and may offer notes to dealers at such prices less a concession not in excess of 0.300% of the principal amount of the 2025 notes and 0.500% of the principal amount of the 2045 notes, plus, in each case, accrued interest from the original issue date of such notes, if any. The underwriters may allow, and dealers may reallow, a concession not in excess of 0.125% of the principal amount of the 2025 notes and 0.250% of the principal amount of the 2045 notes, on sales to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering (expressed as a percentage of the principal amounts of the notes).

Paid by us
Per 2025 note	0.450%
Total	$2,025,000
Per 2045 note	0.875%
Total	$2,625,000

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be $1.3 million and are payable by us.

New Issues of Notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of either series on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes.

If the underwriters create a short position in the notes of any series in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of that series in the open market. Purchases of notes to stabilize the price or to reduce a short position could cause the price of the notes of that series to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us or our affiliates, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under our existing credit facilities, and an affiliate of J.P. Morgan Securities LLC is the administrative agent under certain of our existing credit facilities. In addition, certain underwriters and affiliates of the underwriters are dealers under our unsecured commercial paper program and asset backed commercial paper conduit facilities, or dealers or underwriters under our term asset-backed securitization transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities), currencies, commodities, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (“SFO”) and the subsidiary legislation made thereunder); or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (“CO”); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this document has been delivered, and a subscription for notes will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong, or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered for a public offering pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, the notes may not be offered or sold, and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) or any person pursuant to an offer referred to in Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose of which is to hold investments and each beneficiary of the trust is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except:

(1) to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Foley & Lardner LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP. Sidley Austin LLP represents us from time to time on various legal matters unrelated to the offering of the notes.

PROSPECTUS

HARLEY-DAVIDSON, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Stock Purchase Contracts

Equity Units

We may offer these securities in amounts, at prices and on terms determined at the time of offering.

In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “HOG.”

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus, any supplement and any other offering material carefully before you invest.

See “Risk Factors” in the accompanying prospectus supplement or in such other document we refer you to in the accompanying prospectus supplement for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2015.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires or as otherwise specifically stated, in this prospectus, “we,” “us,” “our” or “ours” refer to Harley-Davidson, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareholders may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

Harley-Davidson, Inc. is the parent company for the groups of companies doing business as Harley-Davidson Motor Company (HDMC) and Harley-Davidson Financial Services (HDFS). HDMC produces cruiser and touring motorcycles. HDMC manufactures six platforms of motorcycles: Touring, Dyna®, Softail®, Sportster®, V-Rod® and Street. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson dealers and customers.

Our headquarters are located at 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, and our telephone number is (414) 342-4680.

SELLING SHAREHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholders, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareholder.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, expanding existing businesses, acquiring businesses and investing in other business opportunities. Pending such use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2014	2013	2012	2011	2010
Ratios of earnings to fixed charges	8.5x	6.3x	4.9x	3.9x	2.1x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

SECURITIES TO BE OFFERED

We may offer shares of common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and equity units. We will set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 800,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $1.00 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Common Stock

Subject to Section 180.1150 of the Wisconsin Business Corporation Law (described below under “Articles of Incorporation, By-Laws and Statutory Provisions”), holders of our common stock are entitled to one vote for each share of common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, our board of directors may at its discretion declare and pay dividends on our common stock out of our earnings or assets legally available for the payment of dividends. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, if we are liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue our preferred stock in one or more series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	whether the shares will be issued as fractional shares;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Articles of Incorporation, By-Laws and Statutory Provisions

Provisions of our articles of incorporation and bylaws might discourage some types of transactions that involve an actual or threatened change of control of our company. Our articles of incorporation provide that our board of directors will be composed of not less than six or more than fifteen directors. A director may be removed from office by shareholders prior to the expiration of his or her term, but only for cause and by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

Our by-laws provide that a special meeting of shareholders may be called only by a majority of our board of directors and will be called by our board of directors upon the demand of shareholders representing at least 10% of all of the votes entitled to be cast at the special meeting. In addition, shareholders demanding a special meeting must deliver to us a written agreement to pay the costs that we incur in holding a special meeting, including the costs of preparing and mailing the proxy materials for our solicitation of proxies for use at the meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

Our articles of incorporation provide that shareholders may not take action without a meeting by less than unanimous consent. Our articles of incorporation provide that the affirmative vote of the holders of at least eighty percent of all of our capital stock then entitled to vote in an election of directors, considered as one class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with:

•	the provisions of our by-laws relating to special meetings of shareholders;

•	the provisions of our by-laws relating to the record date and notice requirements for annual and special meetings of shareholders;

•	the provisions of our articles of incorporation relating to shareholder action without a meeting; or

•	the provisions of our articles of incorporation requiring at least an eighty percent vote.

Provisions of Wisconsin law might also discourage some types of transactions that involve an actual or threatened change of control of our company. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired.

Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional interests in shares of preferred stock rather than a full share of preferred stock. In that event, depositary receipts will be issued for depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the applicable prospectus supplement and/or other offering material.

Any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement and/or other offering material relating to a series of depositary shares will set forth the name and address of the depositary for the depositary shares and summarize the material provisions of the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert or exchange the preferred stock into other securities.

We will describe the particular terms of any depositary shares we offer in the applicable prospectus supplement and/or other offering material. You should review the documents pursuant to which the depositary shares will be issued, which will be described in more detail in the applicable prospectus supplement and/or other offering material.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the debt securities will be described in the prospectus supplement and/or other offering material relating to the debt securities. As used in the following description, the terms “Harley-Davidson, Inc.,” “we,” “us” and “our” refer to Harley-Davidson, Inc., a Wisconsin corporation, and not any of its subsidiaries, unless the context requires.

Senior debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the indenture.

The following summaries of the material provisions of the indenture and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, including the definitions of specified terms used in the indenture, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

The indenture does not limit the amount of debt securities that may be issued under the indenture and does not limit the amount of other unsecured debt that we may issue or incur. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Some of the debt securities may be issued under the indenture as original issue discount securities to be sold at a substantial discount below their principal amount. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement. We have the right to “reopen” a previous issue of a series of debt by issuing additional debt securities of such series. The debt securities will constitute part of our senior indebtedness and will rank equally with all of our outstanding unsecured senior debt.

We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. Our right to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of a holder of debt securities to benefit as our creditor from any distribution are subject to prior claims of creditors of the subsidiary. The debt securities will also effectively rank junior in right of payment to any of our secured debt.

The prospectus supplement relating to the particular series of debt securities offered thereby will describe the following terms of those debt securities:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates (or the manner of calculating the date or dates) on which the principal of the debt securities is payable;

•	the rate or rates (or the manner of calculating the rate or rates) at which the debt securities shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices in the currency at which, the currency or currency units in which, and the terms and conditions upon which the debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations in which the debt securities shall be issuable if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States of America, the currencies in which payments of interest or principal of (and premium, if any, with respect to) the debt securities are to be made;

•	if the interest on or principal of (or premium, if any, with respect to) the debt securities are to be payable, at our election or at the election of a holder thereof or otherwise, in a currency other than that in which such debt securities are payable, the period or periods within which, and the other terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in such debt securities are denominated or stated to be payable and the currency in which such debt securities or any of them are to be so payable;

•	whether the amount of payments of interest on or principal of (or premium, if any, with respect to) the debt securities of such series may be determined with reference to an index, formula or other method (which index, formula or method or method may be based, without limitation, on one or more currencies, commodities, equity indices or other indices), and, if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or payable;

•	the extent to which any debt securities will be issuable in permanent global form, the manner in which any payments on a permanent global debt security will be made, and the appointment of any depository relating thereto;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities of such series, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

•	if any of the debt securities are to be issuable upon the exercise of warrants, and, if so, the time, manner and place for such debt securities to be authenticated and delivered;

•	the terms of any right to convert the debt securities of such series into, or exchange the debt securities for, our common stock or other securities or property or cash in lieu of our common stock or other securities or property, or any combination thereof; and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indenture).

Payments

Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and transfers of the debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

Unless otherwise indicated in any prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days next preceding a notice of redemption of debt securities of that series and ending at the close of business on the day of the notice of redemption of debt securities of such series so selected for redemption. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Merger, Consolidation or Sale of Assets

The indenture provides that we may, without the consent of the holders of debt securities, consolidate or merge with or into, or sell, convey or lease all or substantially all of our property to, any other person (whether or not affiliated with us), provided that any such consolidation, merger, sale, conveyance (excluding any pledge) or lease shall be on the condition that:

•	immediately after such transaction the entity formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease shall have been made, shall not be in default in the performance or observance of any of the terms, covenants and conditions of the indenture to be kept or performed by us;

•	the person (if other than us) formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease shall have been made, shall be a person organized under the laws of the United States of America or any state thereof; and

•	the due and punctual payment of the principal of and premium, if any, and interest on all of the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us, shall be expressly assumed, by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee by the person (if other than us) formed by such consolidation, or into which we shall have been merged, or by the person which shall have acquired or leased such property.

In addition, we must provide to the trustee an opinion of legal counsel that any such transaction and any assumption by a successor person complies with the applicable provisions of the indenture and that we have complied with all conditions precedent provided in the indenture relating to such transaction.

Other than the covenants described above or as set forth in any accompanying prospectus supplement, the indenture contains no covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Modification of the Indenture

With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the indenture, waivers, modifications and alterations of the terms of the indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may, without the consent of all holders of any series of debt securities then outstanding affected thereby:

•	extend the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time of payment of interest thereon;

•	reduce the principal amount thereof or any premium thereon;

•	make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided in the debt securities; or

•	reduce the percentage of debt securities of that series, the holders of which are required to consent to:

•	any supplemental indenture;

•	rescind and annul a declaration that the debt securities of that series are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the indenture and its consequences; and

•	waive compliance with other specified provisions of the indenture.

In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

We and the trustee may, without the consent of any holders, modify and supplement the indenture:

•	to evidence the succession of another person to us under the indenture, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of us pursuant to the indenture;

•	to add to the covenants applicable to us such further covenants, restrictions, conditions or provisions as our board of directors shall consider to be for the protection of the holders of debt securities of any or all series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to make any changes to the indenture required by law;

•	to secure the debt securities of all series in accordance with the provisions of the indenture;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	to make other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders;

•	to evidence and provide for the acceptance of appointment by another person as a successor trustee under the indenture with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to modify, amend or supplement the indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the indenture shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

•	to provide for the issuance under the indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued under the indenture in fully registered form and to make all appropriate changes for such purpose;

•	to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•	to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities, in each case as permitted by the indenture.

Certain Restrictive Covenants

The indenture requires us to comply with certain restrictive covenants.

Restrictions on Secured Debt

We may not, and may not permit our restricted subsidiaries to, create, assume, or guarantee any indebtedness for money borrowed that is secured by a security interest in any principal property or any shares of capital stock or indebtedness of any restricted subsidiary that owns a principal property, in each case without making effective provision for securing the debt securities offered under this prospectus and any prospectus supplement equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, we and our restricted subsidiaries may have debt secured by:

•	any security interest on any property hereafter acquired or constructed by us or a restricted subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a restricted subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; or (b) the acquisition of property subject to any security interest upon such property existing at the time of acquisition thereof, whether or not assumed by us or such restricted subsidiary; or (c) any security interest existing on the property or on the outstanding shares of capital stock or indebtedness of a person at the time such person shall become a restricted subsidiary; or (d) a security interest on property or shares of capital stock or indebtedness of a person existing at the time such person is merged into or consolidated with us or a restricted subsidiary or at the time of a sale, lease or other disposition of the properties of a person or firm as an entirety or substantially as an entirety to us or a restricted subsidiary, provided, however, that no such security interest shall extend to any other principal property of ours or such restricted subsidiary prior to such acquisition or to any other principal property thereafter acquired other than additions to such acquired property;

•

security interests in property of ours or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any department, agency or instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a restricted subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such security interests;

•	any security interest on any property or assets of any restricted subsidiary to secure indebtedness owing by it to us or to a restricted subsidiary;

•	mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

•	any security interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license and any security interest to secure public or statutory obligations;

•	security interests for taxes, assessments or governmental charges or levies not yet delinquent, or the security interests for taxes, assessments or government charges or levies already delinquent but the validity of which is being contested in good faith;

•	security interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	landlords’ liens on fixtures located on premises leased by us or a restricted subsidiary in the ordinary course of business;

•	security interests in connection with certain permitted receivables financings;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any security interest permitted by the indenture; or

•	any security interest on assets of a foreign subsidiary that only secures obligations of one or more foreign subsidiaries.

In addition to these exceptions, we or a restricted subsidiary may issue, assume or guarantee other secured debt without securing the debt securities if the total amount of secured debt outstanding and value of sale and leaseback transactions calculated in accordance with the indenture at the time does not exceed 10% of our consolidated total assets, determined as of a date not more than 90 days prior thereto.

Restrictions on Sale and Leaseback Transactions

We and our restricted subsidiaries may not engage in sale and leaseback transactions (excluding such transactions between us and our restricted subsidiaries or between our restricted subsidiaries) whereby a principal property that is owned by us or one of our restricted subsidiaries and that has been in full operation for more than 180 days is sold or transferred with the intention of taking back a lease of such property (except a lease for a term of no more than three years entered into with the intent that the use by us or such restricted subsidiary of such property will be discontinued on or before the expiration of such term).

The sale and leaseback of a principal property is not prohibited, however, if we and the applicable restricted subsidiary would be permitted under the indenture to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the debt securities. We and our restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for delivery by us to the trustee of debt securities we have previously purchased or otherwise acquired and specified voluntary redemptions of the debt securities, to the retirement (other than mandatory retirement), within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by us or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of our indebtedness, the indebtedness is not subordinated to the debt securities.

Restrictions on Transfer of Principal Properties to Some Subsidiaries

We will not, and will not cause or permit any of our restricted subsidiaries to, transfer (whether by merger, consolidation or otherwise) any principal property to any unrestricted subsidiary, unless such subsidiary shall apply within 180 days after the effective date of the transaction, or shall have committed within 180 days of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•	to the acquisition, construction, development or improvement of properties or facilities which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of debt securities;

•	to the repayment of certain indebtedness for borrowed money of us or any of our restricted subsidiaries, other than any indebtedness owed to any restricted subsidiary or our subordinated indebtedness; or

•	in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.

The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to redemption of debt securities, we may, within 180 days of the transfer, deliver to the trustee under the indenture debt securities of any series, other than debt securities made the basis of a reduction in a mandatory sinking fund payment, for cancellation and thereby reduce the amount to be applied to the redemption of debt securities of that series by an amount equivalent to the aggregate principal amount of the debt securities so delivered.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“foreign subsidiary” means any subsidiary of ours that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

•	“principal property” means any manufacturing plant or similar facility (including associated fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any restricted subsidiary, whether owned on the date hereof or thereafter, provided each such plant or similar facility has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of our consolidated total assets and is located in the United States of America, Canada or the Commonwealth of Puerto Rico, other than any such plant or similar facility or portion thereof which, in the opinion of our board of directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by us and our consolidated subsidiaries taken as a whole.

•	“restricted subsidiary” means any subsidiary of ours that is not an unrestricted subsidiary.

•	“secured debt” means indebtedness for money borrowed which is secured by a security interest in (a) any principal property or (b) any shares of capital stock or indebtedness of any restricted subsidiary that owns a principal property.

•	“security interest” means any mortgage, pledge, lien, encumbrance, conditional sale agreement, title retention agreement (excluding an operating lease) or other security interest which secures payment or performance of an obligation.

•	“subsidiary” means any person of which we, or we and one or more of our subsidiaries, or any one or more subsidiaries, directly or indirectly own more than 50% of the voting stock of such person.

•	“unrestricted subsidiary” means (a) any subsidiary of ours that at the time of determination shall be designated an unrestricted subsidiary by our board of directors (provided, however, that any subsidiary of ours having, as of the end of our most recently completed fiscal year, (i) assets with a gross book value in excess of 10% of the total gross book value of the assets of us and our subsidiaries taken as a whole, or (ii) gross revenue in excess of 10% of our total gross revenue and of our subsidiaries taken as a whole, may not be designated as an unrestricted subsidiary under the indenture); and (b) any subsidiary of an unrestricted subsidiary.

Covenant Defeasance and Satisfaction and Discharge of a Series

Covenant Defeasance of any Series

If we deposit with the trustee, in trust, at or before maturity or redemption:

•	lawful money;

•	direct obligations of the government which issued the currency in which the debt securities of a series are denominated, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government and which obligations are guaranteed by such government (which direct or guaranteed obligations are full faith and credit obligations of such government, are denominated in the currency in which the debt securities of such are denominated and which are not callable or redeemable at the option of the issuer thereof) in an amount and with a maturity so that the proceeds therefrom will provide funds; or

•	a combination thereof,

in each case in an amount sufficient, after payment of all federal, state and local taxes in respect thereof payable by the trustee, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, and any mandatory sinking fund payments or similar payments or payment pursuant to any call for redemption applicable to such debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the indenture and such debt securities, then the provisions of the indenture would no longer be effective as to the debt securities to which such deposit relates, including the restrictive covenants described in this prospectus or any prospectus supplement relating to such debt securities, except as to:

•	our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	certain of the events of default described under “Default—Events of Default” below; and

•	other specified provisions of the indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the indenture.

Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.

Satisfaction and Discharge of any Series

Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, the provisions of the indenture (excluding the exceptions discussed above under the heading “Covenant Defeasance of any Series”) would no longer be effective as to the related debt securities, we may cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, the events of default in the indenture no longer would be effective as to such debt securities and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee.

The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•	our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•	that we receive an opinion of counsel to the effect that the satisfaction, discharge and defeasance will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Default

Events of Default

As to any series of debt securities, an event of default is defined in the indenture as being:

•	failure to pay any interest on the debt securities of that series when due, which failure continues for 30 days;

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due;

•	failure to pay or satisfy any sinking fund payment or similar obligation with respect to debt securities of that series when due, which failure continues for 30 days;

•	failure to observe or perform any other covenant, warranty or agreement in the indenture or debt securities of that series, other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in this section, if the failure continues for 60 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including any other series of debt securities, beyond any period of grace with respect thereto if the aggregate principal amount of the obligation is in excess of $125,000,000;

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our officers stating whether, to the best of such officer’s knowledge, we are in default under any of the provisions of the indenture, and specifying all defaults, and the nature thereof, of which such officer has knowledge. In addition, we will notify the trustee of any event of default or any event which, with notice or the lapse of time, would constitute an event of default, promptly after and in any case within five business days after one or more of our specified officers becomes aware of such event. We will also be required to furnish to the trustee copies of specified reports filed by us with the SEC.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

If a specified event of bankruptcy, insolvency, receivership, or reorganization occurs and is continuing, then the principal amount of (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in their terms as due and payable upon acceleration) and any accrued and unpaid interest on that series will immediately become due and payable without any declaration or other act on the part of the trustee or any holder.

Actions upon Default

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee indemnity satisfactory to the trustee. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the indenture, provided that the trustee may decline to follow any such direction if the trustee determines, among other things, on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee security or indemnity satisfactory to the trustee against costs, expenses and liabilities which may be incurred thereby.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Delivery and Settlement

We will issue the debt securities in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•	DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

•	Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•	Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	Ownership of the debt securities will be shown on, and the transfer of ownership of the debt securities will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in a securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture and under the debt securities. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by that global security registered in their names, will not receive or be entitled to receive the debt securities in the form of a physical certificate and will not be considered the owners or holders of the debt securities under the indenture or under the debt securities, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the debt securities or relating to payments made by DTC on account of the debt securities, or any responsibility to maintain, supervise or review any of DTC’s records relating to the debt securities.

We will make payments on the debt securities represented by the global securities to DTC or its nominee, as the registered owner of the debt securities. We expect that when DTC or its nominee receives any payment on the debt securities represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the debt securities represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC’s rules and will be settled in immediately available funds.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global securities for certificated notes, and to distribute such notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the trustee, us or any of their or our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of debt securities represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the debt securities has occurred and is continuing; or

•	We decide not to have the debt securities represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the debt securities to be issued.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global securities holder. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares or other securities. Warrants may be issued independently or together with debt securities, preferred stock, common stock or depositary shares offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock, depositary shares or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock, depositary shares or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock, depositary shares or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “equity units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or equity units, will be filed with the SEC in connection with the offering of stock purchase contracts or equity units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or equity units will describe the terms of those stock purchase contracts or equity units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the equity units.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareholder may sell shares of our common stock, in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us or any selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareholders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareholder or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareholder will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. In addition, any selling shareholder may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareholder and the sale thereof may be made by us or any selling shareholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

Any selling shareholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

If so indicated in the applicable prospectus supplement and/or other offering material, we or any selling shareholder may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or any selling shareholder at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareholder to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

We or any selling shareholder may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareholder may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling shareholder may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareholder. Any selling shareholder also may sell shares short and redeliver shares to close out such short positions. Any selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareholder also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareholder’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareholder. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareholder may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareholder in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-09183). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov or on our website located at http://www.harley-davidson.com.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2014; and

•	the description of our common stock contained in Item 4 of our Registration Statement of Certain Successor Issuers on Form 8-B, dated June 21, 1991, including any amendment or report updating that description.

Notwithstanding the foregoing, documents or portions of documents containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

Harley-Davidson, Inc.

Attn: Secretary

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements of Harley-Davidson, Inc. appearing in Harley-Davidson, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$750,000,000

$450,000,000 3.500% Senior Notes due 2025

$300,000,000 4.625% Senior Notes due 2045

Prospectus Supplement

Joint Book-Running Managers

Citigroup

Goldman, Sachs & Co.

J.P. Morgan

Senior Co-Managers

US Bancorp

Co-Managers

BMO Capital Markets

CastleOak Securities, L.P.

MUFG

Mizuho Securities

TD Securities

Wells Fargo Securities

July 23, 2015